Exhibit 10.i

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 6th day of December, 2013, by and among the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended (“MACF”), and the Anne Ray Charitable Trust dated August 20, 1996, as amended (“ARCT”; MACF and ARCT, each, a “Seller,” and, collectively, the “Sellers”), and The Mosaic Company, a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of Sellers’ shares of Class A Common Stock, Series A-3, par value $0.01 per share, of the Purchaser, or Common Stock $0.01 per share, of the Purchaser (“Common Stock”) issuable upon conversion thereof (such Class A Common Stock, Series A-3, and Common Stock, collectively, “Class A-3 Shares”) and all of Sellers’ shares of Class A Common Stock, Series A-2, par value $0.01 per share, of the Purchaser, or Common Stock issuable upon conversion thereof (such Class A Common Stock, Series A-2, and Common Stock, collectively, “Class A-2 Shares”), on the terms and conditions set forth in this Agreement (each such purchase, a “Purchase Transaction,” and, collectively, the “Repurchase Transactions”).

WHEREAS, the parties hereto desire to enter into certain agreements with respect to the Sellers’ shares of Common Stock (“Seller Common Shares”).

WHEREAS, the board of directors of the Purchaser has approved the Repurchase Transactions and the related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF CLASS A-3 AND CLASS A-2 SHARES

Section 1.1 First Purchase Transaction. Subject to the terms and conditions of this Agreement, at the First Closing (as defined below), the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, 21,647,007 Class A-3 Shares in the aggregate, as shown in further detail in Schedule A hereto. The per share purchase price for each such Class A-3 Share shall be the Common Market Price, as defined in Purchaser’s Restated Certificate of Incorporation, dated the 24th day of May, 2011 (“Purchaser’s Certificate of Incorporation”), as of the date of (i.e., determined over the 20 trading days ending on the trading day immediately preceding) such First Closing.

Section 1.2 Subsequent Purchase Transactions. Subject to the terms and conditions of this Agreement, at each Subsequent Closing (as defined below), the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, 3,092,429 Class A-2 Shares in the aggregate (except that such number of shares shall be 3,092,434 shares at the last Subsequent Closing), as shown in further detail in Schedule A hereto. The per share purchase price for each Class A-2 Share sold pursuant to this Section 1.2 at each Subsequent Closing shall be the Common Market Price, as defined in Purchaser’s Certificate of Incorporation, as of the date of (i.e., determined over the 20 trading days ending on the trading day immediately preceding) such Subsequent Closing.

Section 1.3 Closing. The closing of the Repurchase Transaction referred to in Section 1.1 (the “First Closing”) will take place on January 8, 2014 at 10:00 AM, New York City time, or at such other subsequent time or date as agreed to by the parties hereto. The closing of each Repurchase Transaction referred to in Section 1.2 (each, a “Subsequent Closing,” and, collectively, the “Subsequent Closings”) will take place at 10:00 New York City time on the respective dates set forth on Schedule A, or at such other times or dates as agreed to by the parties hereto. At the First Closing and each Subsequent Closing (each a “Closing,” and, collectively, the “Closings”), (a) the Sellers shall deliver or cause to be delivered to the Purchaser all of the Sellers’ right, title and interest in and to the Class A-3 Shares and Class A-2 Shares to be sold thereat by delivery of one or more certificates evidencing such shares, together, in each case, with all documentation reasonably necessary to transfer to Purchaser all of Sellers’ right, title and interest in and to such shares, and (b) the Purchaser shall pay to the Sellers the Purchase Price in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Sellers to the Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby makes, as to itself, as of the date hereof and as of each Closing, the following representations and warranties to the Purchaser, each of which shall survive each Closing.

Section 2.1 Power; Authorization and Enforceability.

(a) Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby does not and will not constitute or result in a breach, violation, or default under (i) any agreement or instrument, whether written or oral, express or implied, to which Seller is a party, (ii) Seller’s declaration of trust or similar instrument or other organizational documents (as applicable), or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of Seller.

Section 2.3 Title to Shares; Prior Transfers.

(a) Seller is the sole legal and beneficial owner of and has good and valid title to the shares to be sold by it (as reflected on Schedule A hereto), and, upon delivery to the Purchaser of the shares to be sold by Seller to the Purchaser, against payment made pursuant to this Agreement, good and valid title to such shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Purchaser.

(b) As of the date hereof, Sellers, collectively, have not Transferred (as defined in the Registration Agreement, dated as of January 18, 2011 (as amended from time to time), by and among The Mosaic Company (now known as MOS Holdings Inc.), GNS II (U.S.) Corp. (now known as The Mosaic Company), Cargill, Incorporated, the Sellers, the Acorn Trust and the Lilac Trust (the “Registration Agreement”)) any shares of Company Stock (as defined in the Registration Agreement) other than (i) pursuant to the Permitted Trust Distributions (as defined in the Registration Agreement), (ii) the 7,500,000 shares of Common Stock, par value $0.01 per share, of the Purchaser (the “Common Stock”) that were Transferred in the First Formation Offering (as defined in the Registration Agreement), (iii) the 20,700,000 Class A-4 Shares that were converted into shares of Common Stock, on a one-for-one basis, and Transferred in the S&P 500 Index Inclusion Offering (as defined in the Registration Agreement), or (iv) the 21,300,000 Class A-4 Shares sold pursuant to the Share Repurchase Agreement, dated November 17, 2011, between Sellers and Purchaser.

Section 2.4 Sophistication of Seller. Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase Transactions. Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase Transactions and the Class A-3 Shares and Class A-2 Shares and has had full access to such other information concerning the Shares and the Purchaser as it has requested. Seller has received all information that it believes is necessary or appropriate in connection the Repurchase Transactions. Seller is an informed and sophisticated party and has engaged, to the extent Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Seller acknowledges that Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Purchaser, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of Seller in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes, as of the date hereof and as of each Closing, the following representations and warranties to the Sellers, each of which shall survive each Closing.

Section 3.1 Power; Authorization and Enforceability.

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2 No Conflicts. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under (i) any agreement or instrument, whether written or oral, express or implied, to which the Purchaser is a party, (ii) the Purchaser’s certificate of incorporation or bylaws or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Purchaser.

Section 3.3 Sophistication of Purchaser. Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase Transactions. Purchaser is an informed and sophisticated party and has engaged, to the extent Purchaser deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Purchaser acknowledges that Purchaser has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Sellers, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of Purchaser in this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 News Release. Before 8:00AM, New York City time, on December 9, 2013, Purchaser will issue a news release substantially as set forth on Schedule B.

Section 4.2 Purchaser Change in Control. Purchaser shall not permit to occur any merger, consolidation, or other transaction in which Common Stock is converted into the right to receive any security or other property (“Merger Consideration”) or any transaction, in each case, that would be required to be reported by Purchaser on Form 8-K as a change in control pursuant to Section 5.01 thereof (a “Purchaser Change In Control”), unless, prior to the consummation of such transaction, (a) the Class A-3 Common Stock and Class A-2 Common Stock is or has been converted into Common Stock and (b) each holder of Class A-3 Common Stock and Class A-2 Common Stock is given the same right as each holder of Common Stock, to receive the same per share Merger Consideration in connection with such transaction. In addition, upon a Purchaser Change In Control, (i) the Governance Agreement, as defined below, shall automatically be terminated and (ii) Article I and Sections 4.3 and 4.4 hereof shall automatically be terminated.

Section 4.3 Right of First Offer/Right of First Refusal.

(a) After the date hereof and prior to January 1, 2015, if the Sellers intend to sell, in a single transaction or series of related transactions, in a market transaction or block trade, through or with a broker or dealer, more than 5,000,000 Seller Common Shares (“ROFOR Stock”), the Sellers shall furnish written notice (the “ROFO Notice”) to the Purchaser, by email or facsimile to Richard L. Mack, richard.mack@mosaicco.com, (763) 577-2990, of the number of shares of ROFOR Stock the Sellers intend to sell and offer the Purchaser the right to make an offer to purchase all of such shares specified in the ROFO Notice. Within 48 hours of the delivery of the ROFO Notice, the Purchaser may make an offer to purchase all of such shares of ROFOR Stock by furnishing written notice to the Sellers by email or facsimile to Shawn D. Wischmeier, swischmeier@macphil.org, (952) 540-4051 of the price in cash offered for such shares (the “ROFO Offer”). Within 48 hours after receipt of the ROFO Offer, the Sellers may accept such offer to purchase any such ROFOR Stock at the cash price set forth in the ROFO Offer (the “ROFO Price”) by furnishing written notice to the Purchaser, in the manner set forth above. If the Sellers accept the ROFO Offer, the transfer of the ROFOR Stock shall be completed on the fifth business day after such notice. The parties shall take all actions necessary or appropriate to consummate the transfer of such shares of ROFOR Stock, including delivery of good title, free of any liens, claims, charges and encumbrances and accompanied by customary representations as to title and authority in the manner contemplated by Article I hereof. If the Sellers do not accept the ROFO Offer with respect to all shares specified in the applicable ROFO notice, the Sellers may sell such remaining shares as are not the subject of such accepted ROFO Offer, in a single transaction or series of related transactions, in a market transaction or block trade, through or with a broker or dealer, at a price that is greater than the ROFO Price at any time within 30 days of the date of the ROFO Notice. If the Purchaser does not deliver a timely ROFO Offer, it will be deemed to have waived its rights under this Section 4.3(a) with respect to the applicable ROFO Notice. If the Sellers have not effected such sale within such 30-day period, the Sellers may not sell shares of ROFOR Stock without first providing a new ROFO Notice to the Purchaser and the provisions of this Section 4.3(a) shall be separately complied with in order to consummate any such sale. For purposes of the Governance Agreement, dated January 18, 2011, as amended and restated May 25, 2011, between Purchaser, Sellers, and the other parties thereto (the “Governance Agreement”), a block trade through or with a broker or dealer shall be considered a transaction pursuant to Section 2.02(b)(v) thereof.

(b) After the date hereof and prior to January 1, 2015, other than pursuant to Section 4.3(a), if the Sellers intend to sell, in a single transaction or series of related transactions, more than 5,000,000 shares of ROFOR Stock, the Sellers shall furnish written notice (the “ROFR Notice”) to the Purchaser, in the manner set forth in Section 4.3(a) setting forth (i) the number of shares of ROFOR Stock proposed to be sold, (ii) the total purchase price for such shares, (iii) the form of such consideration and the material terms and conditions upon which sale is to be made and (iv) if known to Sellers and not confidential, the identity of the proposed purchaser, or if the identity is confidential and known to the Sellers, whether the proposed purchaser is an institutional investor, private fund, or operating business. Within 48 hours of the delivery of the ROFR Notice, the Purchaser may deliver a written notice to the Sellers, in the manner set forth in Section 4.3(a), of its election to purchase all of such shares of ROFOR Stock at the same price and subject to the material terms and conditions as described in the ROFR Notice (the “ROFR Offer”). If the Purchaser delivers a ROFR Offer, the sale of the applicable shares of ROFOR Stock to the Purchaser shall be completed on the fifth business day after delivery of such ROFR Offer. The parties shall take all actions necessary or appropriate to consummate the transfer of such shares of ROFOR Stock, including delivery of good title, free of any liens, claims, charges and encumbrances and accompanied by customary representations as to title and authority in the manner contemplated by Article I hereof. If the Purchaser does not deliver a timely ROFR Offer, it will be deemed to have waived its rights under this Section 4.3(b) with respect to the applicable ROFR Notice, and the Sellers may sell the applicable number of shares of ROFOR Stock any time within 30 days following such waiver on the same or better terms and conditions as described in the applicable ROFR Notice. If the Sellers have not effected such sale within such 30 day period, the Sellers may not sell shares of ROFOR Stock without first providing a new ROFR Notice to the Purchaser and the provisions of this Section 4.3(b) shall be separately complied with in order to consummate any such sale.

(c) This Section 4.3 shall not apply in the case of any tender offer in which the Purchaser or any third party offers to purchase shares of Common Stock or any exchange offer for or recapitalization, split, or reverse split of ROFOR Stock, or any merger, consolidation, or other business combination of Purchaser with or into any other person, or any like transaction.

(d) Notwithstanding the foregoing and for the avoidance of doubt, the Sellers shall not transfer Seller Common Shares in violation of the Governance Agreement.

Section 4.4 Registration Rights. From and after the execution of this Agreement, the Sellers shall no longer have the right to request that the Purchaser cause a Released Share Offering (as such term is defined in the Registration Agreement) to be effected pursuant to Article 2 of the Registration Agreement, and the Purchaser shall have no obligation to cause such a Released Share Offering to be effected.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to purchase Class A-2 Shares at each Subsequent Closing is subject to the satisfaction, fulfillment or written waiver by the Purchaser, of the following condition:

(a) (i) The representations and warranties of the Sellers set forth in Article II shall be true and correct as of the date of this Agreement and as of the date of each Subsequent Closing as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Sellers shall have been performed or complied with in all material respects and (iii) the Purchaser shall have received a certificate of a trustee of each of the Sellers, dated as of the date of each Subsequent Closing, certifying as to the matters set forth in clauses (i) and (ii) of this Section 5.1(a).

Section 5.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to sell Class A-2 Shares at each Subsequent Closing is subject to the satisfaction, fulfillment or written waiver by the Sellers, of the following condition:

(a) (i) The representations and warranties of the Purchaser set forth in Article III shall be true and correct as of the date of this Agreement and as of the date of each Subsequent Closing as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Purchaser shall have been performed or complied with in all material respects and (iii) the Purchaser shall have received a certificate of an officer of the Purchaser, dated as of the date of each Subsequent Closing, certifying as to the matters set forth in clauses (i) and (ii) of this Section 5.2(a).

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Notice. Except as set forth in Section 4.3, all notices, requests, certificates and other communications to any party hereunder shall be in writing and given to each other party hereto and shall be deemed given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail, (iii) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (iv) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

If delivered to the Purchaser, to:

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attention: Richard L. Mack

Facsimile No.: (763) 577-2990

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Eric Swedenburg

Facsimile No.: (212) 455-2502

if to the Sellers, to:

Christine M. Morse and Paul G. Busch as Co-Trustees

of the Margaret A. Cargill Foundation, and Christine

M. Morse, Paul G. Busch and John B. Chane as Co-Trustees

of the Anne Ray Charitable Trust

6889 Rowland Road

Eden Prairie MN 55344

Facsimile No.: (952) 540-4051

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154-1895

Attention: David S. Schaefer

Facsimile No.: (212) 208-0947

Section 6.2 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Repurchase Transactions shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.3 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6.3 shall be null and void.

Section 6.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 6.4.

Section 6.5 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.6 No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

Section 6.7 Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 6.8 Further Assurances. Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.9 Costs and Expenses. Each party hereto shall each pay its own costs and expenses, including, without limitation, any broker’s, finder’s, financial advisor’s or other similar fee or commission, incurred in connection with the negotiation, preparation, execution and performance of this Agreement. The losing party to any to an court action or other dispute resolution proceeding to enforce this Agreement shall bear the costs thereof and the prevailing party’s attorneys’ fees and other expenses in connection therewith,

Section 6.10 Remedies. Without otherwise limiting its remedies, upon breach by Purchaser of any material obligation hereunder, Sections 4.3 and 4.4 hereof and the Governance Agreement shall immediately terminate.

Section 6.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(Signatures appear on the next page.)

[Signature Page to Share Repurchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

THE PURCHASER

THE MOSAIC COMPANY

By:	/s/ Lawrence W. Stranghoener
Name:	Lawrence W. Stranghoener
Title:	Executive Vice President and Chief Financial Officer

AS SELLERS:

CHRISTINE M. MORSE, in her capacity as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Christine M. Morse

PAUL G. BUSCH, in his capacity as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Paul G. Busch

SCHEDULE A

	Number of ARCT shares		Number of MACF shares
	A-3	A-2	A-3	A-2
First Closing	11,802,491		9,844,516
Subsequent Closings
February 6, 2014		1,686,070		1,406,359
March 7, 2014		1,686,070		1,406,359
April 4, 2014		1,686,070		1,406,359
May 5, 2014		1,686,070		1,406,359
June 3, 2014		1,686,070		1,406,359
July 1, 2014		1,686,070		1,406,359
July 30, 2014		1,686,071		1,406,363

SCHEDULE B

THE MOSAIC COMPANY REACHES AGREEMENT TO

PURCHASE 43.4 MILLION CLASS A SHARES

PLYMOUTH, MN, December 09, 2013– The Mosaic Company (NYSE: MOS) has entered into a Share Repurchase Agreement with the Margaret A. Cargill Foundation and the Anne Ray Charitable Trust (collectively, the MAC Trusts) to purchase all of their 43.4 million restricted Class A shares over the next eight months. In the initial transaction, Mosaic will purchase 21.7 million of the MAC Trusts’ Class A shares on January 8, 2014, at a price determined by the volume weighted average closing price of Mosaic’s common stock during the preceding 20-day trading period. The remaining 21.7 million Class A shares will be purchased by Mosaic beginning in February 2014 in seven equal installments at the close of each successive 20-day trading period using the same volume weighted average pricing formula as the initial transaction.

In connection with the agreement, the MAC Trusts have also agreed to release Mosaic from the contractual obligation to register any remaining common shares in a secondary offering.

“This agreement demonstrates our confidence in the future and effectively puts the Cargill split-off transaction behind us,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “This is a major step toward our goal of a more efficient balance sheet by mid-2014. In addition to possible purchases of the MAC Trusts’ remaining common shares, we are continuing to evaluate other shareholder return options as we head into the new year.

“Our priorities have not changed. We intend to maintain our investment-grade ratings and the financial flexibility to take advantage of appropriate opportunities to grow our business. We will continue to focus on executing our strategy and create value through appropriate capital allocation.”

JP Morgan Securities LLC has served as Mosaic’s financial advisor for the Cargill split off transaction and the evaluation of alternatives for ensuring the orderly distribution of restricted shares, including the Share Repurchase Agreement between Mosaic and the MAC Trusts. Citigroup Global Markets Inc. served as the MAC Trusts’ financial advisor in connection with the Share Repurchase Agreement.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Sale Date	Class A Shares (rounded share counts)
1/8/14	21.7 million
2/6/14	3.1 million
3/7/14	3.1 million
4/4/14	3.1 million
5/5/14	3.1 million
6/3/14	3.1 million
7/1/14	3.1 million
7/30/14	3.1 million

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and the ammonia supply agreements with CF; the benefits of the transactions with CF; future strategic plans and certain related liabilities and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed phosphate assets acquisition may be delayed or may not occur, including delays arising from any inability to obtain governmental approvals of the transaction on the proposed terms and schedule and the ability to satisfy other closing conditions; difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, regulatory agencies might not take, or might delay, actions with respect to permitting or regulatory enforcement matters that are necessary for Mosaic to fully realize the benefits of the transactions including replacement of CF’s escrowed financial assurance funds, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of our decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of the Northern Promise joint venture among Mosaic, Ma’aden and SABIC to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida or the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the liabilities Mosaic is assuming in the proposed phosphate assets acquisition; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.